UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

QUALITY DISTRIBUTION, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

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4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

April 15, 2008

Dear Fellow Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Quality Distribution, Inc., which will be held on Thursday, May 15, 2008, beginning at 11:00 a.m., Eastern Time. The meeting will be held at the Marriott Marquis Hotel, located at 1535 Broadway, New York, New York 10036. The purpose of the meeting is to consider and vote upon the proposals explained in the accompanying notice of annual meeting of shareholders and the proxy statement.

A formal notice describing the business to come before the meeting, a proxy statement and a proxy card are enclosed. We have also enclosed our 2007 Annual Report on Form 10-K for your review, which contains detailed information concerning our financial performance and activities during 2007.

It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting in person, please vote your shares by completing, signing and dating the enclosed proxy card, and returning it in the enclosed, postage-paid envelope. If you later decide to attend the annual meeting and vote in person, or if you wish to revoke your proxy for any reason before the vote at the annual meeting, you may do so and your proxy will have no further effect.

Sincerely,

Gary R. Enzor

President and Chief Executive Officer

Enclosures

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 15, 2008

The annual meeting of shareholders of Quality Distribution, Inc. will be held on Thursday, May 15, 2008, at 11:00 a.m., Eastern Time at the Marriott Marquis Hotel, located at 1535 Broadway (at 46th Street), New York, New York 10036 for the following purposes:

(1)	to elect eight directors;

(2)	to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for the 2008 fiscal year; and

(3)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Shareholders of record at the close of business on April 7, 2008, are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Only shareholders or their proxy holders are invited to attend the meeting.

By Order of the Board of Directors

Jonathan C. Gold

Corporate Secretary

Tampa, Florida

April 15, 2008

IMPORTANT

Whether or not you expect to attend the meeting in person, we urge you to complete, sign, date and return the enclosed proxy card at your earliest convenience. This will ensure that your vote will be counted at the meeting. Promptly completing, signing, dating and returning the proxy card will save the Company the expense and effort of additional solicitation. An addressed envelope, for which no postage is required if mailed in the United States, is enclosed for the purpose of returning your proxy card. Sending in your proxy card will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. “Street name” shareholders who wish to vote in person will need to obtain a proxy from the person in whose name their shares are registered.

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF SHAREHOLDERS

You have received this proxy statement and the accompanying notice of annual meeting and proxy card as an owner of the common stock, no par value, of Quality Distribution, Inc., in connection with the solicitation of proxies by the Board of Directors (the “Board”) for use at Quality Distribution’s 2008 annual meeting of shareholders.

Unless the context requires otherwise, references in this proxy statement to “Quality Distribution,” “QDI,” the “Company,” “we,” “us,” or “our” refer to Quality Distribution, Inc. and its consolidated subsidiaries.

Your vote is very important. For this reason, the Board is requesting that you allow your common stock to be represented at the 2008 annual meeting of shareholders by the proxies named on the enclosed proxy card. We are first mailing this proxy statement and the proxy card on or about April 15, 2008.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Time and Place	May 15, 2008 11:00 a.m. Eastern Time Marriott Marquis Hotel 1535 Broadway New York, New York 10036

Items to be Voted Upon	You will be voting on the following matters:

the election of eight directors;

the ratification of the appointment of the independent registered certified public accounting firm; and

such other business as is properly brought before the meeting and at any adjournment or postponement of the meeting.

Who May Vote	You are entitled to vote your common stock if our records show that you held your shares as of the close of business on the record date, April 7, 2008. Each shareholder is entitled to one vote for each share of common stock held on that date, at which time we had 19,252,689 shares of common stock outstanding and entitled to vote. Common stock is our only issued and outstanding class of stock.

How to Vote	You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. If you hold shares in “street name” (that is, through a bank, broker or other nominee) and would like to attend the annual meeting, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on April 7, 2008, the record date for voting. In order to vote in person at the annual meeting, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the annual meeting.

Proxy Card	If you complete, sign, date and return your proxy card before the annual meeting, we will vote your shares as you direct. You have three choices on each matter to be voted upon. For the election of directors, you may vote for (1) all of the nominees, (2) none of the nominees, or (3) all of the nominees except those you designate. For the other item of business, you may vote “FOR” or “AGAINST” the matter, or you may “ABSTAIN” from voting.

If you return your signed proxy card but do not specify how you want to vote your shares, we will vote your shares:

• “FOR” the election of all eight nominees for director identified on pages 3 and 4;

• “FOR” the ratification of appointment of PricewaterhouseCoopers, LLP as our independent registered certified public accounting firm; and

• in our discretion as to other business that properly comes before the meeting or at any adjournment or postponement of the meeting.

Changing Your Vote	You can revoke your proxy at any time before it is voted at the annual meeting by:

➢ submitting a new proxy with a later date by signing and returning a proxy card to the Company;

➢ attending the annual meeting and voting in person; or

➢ sending written notice of revocation addressed to Jonathan C. Gold, our Corporate Secretary at the address of the Company.

Quorum	A quorum is required to hold an annual meeting and conduct business. A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by holders of shares of Quality Distribution’s common stock.

Votes Required	Nominees for election as a director are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. The ratification of the appointment of the independent registered certified public accounting firm will be approved if the votes cast at a meeting at which a quorum is present favoring the ratification exceed the votes cast opposing it. Any other matters will be approved if the votes cast at a meeting at which a quorum is present favoring the matter exceed the votes cast opposing the matter, unless a greater number of affirmative votes is required for approval of that matter under our Articles of Incorporation or By-Laws or the Florida Business Corporation Act.

All votes will be tabulated by an inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes and abstentions. Under Florida corporate law, abstentions and shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners entitled to vote and for which the broker or nominee does not have discretionary authority to vote on a particular matter) are treated as shares of common stock that are present and entitled to vote for purposes of determining the presence of a quorum. Since abstentions and broker non-votes are not considered votes cast on a proposal and are not considered votes opposing the election of a director or other actions, abstentions and broker non-votes will have no effect on the election of directors or the ratification of the appointment of our independent registered certified public accounting firm.

Solicitation	Quality Distribution will bear the entire cost of soliciting proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to shareholders. We have engaged The Altman Group, Inc. to assist us with the distribution of proxies (but not the solicitation thereof). We expect to pay The Altman Group, Inc. approximately $2,000 for its services. We will reimburse banks, brokerage houses, fiduciaries and custodians for their costs of forwarding solicitation materials to beneficial owners of our common stock. In addition to solicitations by mail, our directors, officers or other regular employees of the Company, without additional compensation, may solicit proxies by telephone, facsimile, e-mail or in person.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Articles of Incorporation and By-Laws provide that our Board shall comprise no less than one or more than thirteen directors. Vacancies on the Board may be filled only by the Board. A director elected to fill a vacancy shall hold office until the next annual meeting of shareholders and until such director’s successor is elected and qualified.

Our Board is currently composed of twelve members. Each of our directors is required to stand for reelection every year. The Board has determined to reduce its size to eight seats as of the annual meeting and the Corporate Governance Committee has determined to nominate the individuals identified below. If elected at the annual meeting, each of the nominees below would serve until the 2009 annual meeting and until his successor is elected and qualified, or until such director’s earlier death, disability, resignation, or removal.

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. If any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of a substitute nominee proposed by the Board. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Set forth below is biographical information for each person nominated. There are no family relationships among any of our directors or executive officers.

Nominees for Election for a One-Year Term Expiring at the 2009 Annual Meeting

Marc E. Becker (35) has been a director of QDI since June 1998. Mr. Becker is a partner of Apollo Management, L.P. (“Apollo”). He has been employed with Apollo since 1996 and has served as an officer of certain affiliates of Apollo since 1999. Prior to that time, Mr. Becker was employed by Smith Barney Inc. within its investment banking division. Mr. Becker serves on several boards of directors including Affinion Group, Inc., Realogy Corporation, SourceCorp, Inc. and Countrywide, plc.

Gary R. Enzor (45) has served as our Chief Executive Officer since June 2007 and as President of QDI since November 2005. Mr. Enzor joined QDI in December 2004 as Executive Vice President and Chief Operating Officer. Prior to joining QDI, Mr. Enzor served as Executive Vice President and Chief Financial Officer of Swift Transportation Company, Inc. since August 2002. Prior to Swift, he served as the Vice President & Chief Financial Officer of Honeywell Aerospace Electronic Systems. Prior to Honeywell, Mr. Enzor worked for Dell Computer and Allied Signal.

Richard B. Marchese (66) has been a director of QDI since January 2004. Mr. Marchese served as QDI’s interim Chief Financial Officer from September through November, 2004. Mr. Marchese served as Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation from 1989 until his retirement at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation and prior to that as the Controller of the Resins Division of Georgia Pacific Corporation. Mr. Marchese is a director of Nalco Holding Company and BlueLinx Holdings, Inc.

Thomas R. Miklich (61) has been a director of QDI since May 13, 2005. He was Chief Financial Officer of OM Group, Inc., a chemical company specializing in nickel and cobalt products, from 2002 until his retirement in 2004. Prior to that he was Chief Financial Officer and General Counsel of Invacare Corporation from 1993 to 2002. He is a director of UAP Holding Corp. and Noranda Aluminum Holding Corporation.

Stanly Parker, Jr. (32) is a partner of Apollo, having joined the firm as an associate in 2000. Prior to that time, Mr. Parker was employed by Salomon Smith Barney Inc. in its Financial Entrepreneurs Group within the

Investment Banking Division. Mr. Parker graduated magna cum laude with a B.S. in Economics from the University of Pennsylvania’s Wharton School of Business. Mr. Parker also serves on the boards of directors of AMC Entertainment, Inc., Affinion Group, Inc., CEVA Group, plc and Momentive Performance Materials, Inc.

M. Ali Rashid (31) has been a director of QDI since June 28, 2005 and is a principal of Apollo. He has been employed with Apollo since 2000. Prior to joining Apollo, Mr. Rashid was employed by the Goldman Sachs Group, Inc. in the Financial Institutions Group of its Investment Banking Division from August 1998 to July 2000. He received an M.B.A. from the Stanford Graduate School of Business and a B.S. from Georgetown University. He is a director of Metals USA, Inc., Realogy Corporation, Noranda Aluminum Holding Corporation and Countrywide, plc.

Alan H. Schumacher (61) has been a director of QDI since May 2004. Mr. Schumacher is a member of the Federal Accounting Standards Advisory Board. From 1977 to 2000, he served in various financial positions at American National Can and American National Can Group, the last four years serving as Executive Vice President and Chief Financial Officer. Mr. Schumacher is a director of BlueLinx Holdings, Inc. and Noranda Aluminum Holding Corporation.

Thomas M. White (50) has been a director of QDI since November 6, 2007. Mr. White joined Apollo in May 2007 as an operating partner in the distribution and transportation industries. From 2002 to 2007, Mr. White served as Senior Vice President, Chief Financial Officer and Treasurer of Hub Group, Inc. From 1979 to 2002, Mr. White served in several positions with Arthur Andersen, most recently serving as Global Managing Partner, Business Process Outsourcing. Mr. White currently serves on the board of directors of FTD Group, Inc., Landauer, Inc. and Hilex-Poly Company.

Current Directors Who are not Standing for Re-election

Gerald L. Detter (64) has been a director of QDI since June 6, 2005 and currently serves as Chairman of the Board of QDI. Mr. Detter served as our Chief Executive Officer from June 6, 2005 until June 14, 2007, when he relinquished the title of Chief Executive Officer of QDI to Gary R. Enzor as part of a Board-approved succession plan. Mr. Detter also served as President of QDI from June 6, 2005 until November 9, 2005. Prior to his employment by QDI, Mr. Detter served as Senior Vice President of CNF, Inc. and President and Chief Executive Officer of Con-Way Transportation Services, Inc., a trucking subsidiary of CNF from 1997 until his retirement in December 2004.

Robert H. Falk (69) has been a director of QDI since May 13, 2005 and has been a partner in Apollo since 1992. Prior to joining Apollo, Mr. Falk was a senior partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP, heading legal teams in a wide range of commercial transactions, including public and private corporate financing, leveraged acquisitions and financial restructuring.

Robert E. Gadomski (61) has been a director of QDI since May 13, 2005. Mr. Gadomski has recently become CEO for Taylor Wharton International, LLC, a provider of containers and storage equipment for the industrial gases and propane industries. From 2004 to 2007 he was an M&A consultant to private equity firms. From 1970 to 2004 he spent his career with Air Products and Chemicals, Inc., a $10 billion industrial gas and chemical company, until his retirement in 2004. He served as Executive Vice President, Chemicals Group from 1996 to 1999, and Executive Vice President, Gases and Equipment Group, from 1999 to 2004. Mr. Gadomski served as the Halsey Distinguished Visiting Professor at the University of Virginia in 2006. He is a director of Reeb Millwork and Taylor Wharton International.

Donald C. Orris (66) has been a director of QDI since 1999. Since November 2007, Mr. Orris has served as the interim President of Pacer International’s Intermodal Division. From March 2007 to November 2007, Mr. Orris was retired. From May 1999 to March 2007, Mr. Orris has been Chairman, President and Chief Executive Officer of Pacer International, Inc. From Pacer Logistics’ inception in March 1997 until May 1999 he served as Chairman, President and Chief Executive Officer of Pacer Logistics. Mr. Orris served as President of Pacer International Consulting LLC, a wholly owned subsidiary of Pacer Logistics, since September 1996. From January 1995 to September 1996, Mr. Orris served as President and Chief Operating Officer and from 1990 until January 1995 he served as Executive Vice President of Southern Pacific Transportation Company. Mr. Orris was the President and Chief Operating Officer of American Domestic Company and American President Intermodal Company from 1982 until 1990.

Eric L. Press (42) has been a director of QDI since May 2004. Mr. Press is a partner of Apollo. He has been employed with Apollo since 1998 and has served as an officer of certain affiliates of Apollo. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group. Mr. Press currently serves on the board of directors of Harrah's Entertainment, Innkeepers USA, Prestige Cruise Holdings, Noranda Aluminum, Affinion Group, Inc. and Metals USA, Inc. He also serves on the Board of Trustees of The Rodeph Sholom School in New York City. Mr. Press graduated magna cum laude from Harvard College with an A.B. in Economics and from Yale Law School.

John J. Suydam (48) has been a director of QDI since September 15, 2006. Mr. Suydam joined Apollo in April of 2006 as its Chief Legal and Administrative Officer. From 2002 until April 2006, Mr. Suydam was a partner at O’Melveny & Myers LLP, where he served as head of Mergers & Acquisitions and co-head of the Corporate Department. Prior to that, Mr. Suydam served as Chairman of the law firm O’Sullivan, LLP which specialized in representing private equity investors. Mr. Suydam received his J.D. from New York University and graduated magna cum laude with a B.A. in History from the State University of New York at Albany. Mr. Suydam serves on the Board of Directors of the Big Apple Circus.

OUR BOARD RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.

CORPORATE GOVERNANCE

Principles and Governance Guidelines

The Board has adopted and adheres to a Code of Conduct that the board and senior management believe represent sound practices. We have a longstanding belief that ethical behavior and respect for the law are fundamental to our culture and our business practices. It is the foundation of the policies and practices of our Code of Conduct to promote the management of our Company with integrity and in our shareholders’ best interests. We are committed to conducting our business in strict compliance with both the letter and the spirit of the law and with the highest standards of professional and ethical conduct. Each director, officer and employee is responsible for conducting our business in adherence to these high standards. Our Code of Conduct can be found on our website at www.qualitydistribution.com. Information contained on our website does not constitute a part of this proxy statement.

Director Independence

Quality Distribution is a “controlled company” as defined by the rules of the NASDAQ Stock Market, LLC because more than 50% of our voting power is controlled by Apollo. See “Security Ownership of Certain Beneficial Owners and Management.” Therefore, we are exempt from the NASDAQ requirements to have (1) a majority of independent directors on our Board, (2) the compensation of our executive officers determined by a majority of independent directors or a compensation committee composed solely of independent directors, and (3) nominees for director selected or recommended for selection by a majority of the independent directors or a committee composed solely of independent directors.

Although it is not required as stated above, a majority of our Board of Directors is comprised of independent directors under the NASDAQ Rules. Our current independent directors are Messrs. Becker, Falk, Gadomski, Marchese, Miklich, Orris, Press, Rashid, Schumacher, Suydam and White. Director nominee Stanly Parker, Jr. would be an independent director if elected at the annual meeting. It is therefore expected that a majority of Board of Directors will be comprised of independent directors under the NASDAQ Rules following the annual meeting.

Only independent directors currently serve on our Audit Committee, Corporate Governance Committee and Compensation Committee. It is expected that only independent directors will serve on these committees immediately following the annual meeting.

Board Meetings and Committees

The Board has an Audit Committee, a Corporate Governance Committee, a Compensation Committee and an Executive Committee. All of the directors, except for Mr. Press and Mr. Suydam, attended 75% or more of the combined total meetings of the Board (held during the period the director served) and the committees on which they served during 2007.

We encourage our directors to attend annual meetings of our shareholders. All of our director nominees have indicated that they expect to attend the 2008 annual meeting. All of the directors, except Mr. Press, attended the 2007 annual meeting.

The table below indicates the current membership of each committee and how many times the Board and each committee met in 2007:

	Board	Audit	Corporate Governance	Compensation	Executive
Marc E. Becker	Member		Chair	Chair	Chair
Gerald L. Detter	Chair
Robert H. Falk	Member
Robert E. Gadomski	Member	Member
Richard B. Marchese	Member				Member
Thomas R. Miklich	Member	Member
Donald C. Orris	Member
Eric L. Press	Member
M. Ali Rashid	Member		Member	Member	Member
Alan H. Schumacher	Member	Chair	Member	Member	Member
John J. Suydam	Member
Thomas M. White	Member
Number of Meetings	9	8	1	3	2

Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations in matters involving our accounting, auditing, financial reporting, internal control, and legal compliance functions. The Audit Committee also oversees the audit activities of our independent registered certified public accounting firm and takes those actions it deems necessary to satisfy itself that the independent registered certified public accounting firm is independent of management. Our Board of Directors has determined that Mr. Schumacher, who became the Chairman of the Audit Committee effective September 24, 2004, is an “audit committee financial expert” as defined by SEC Rules. All of the members of the Audit Committee are independent as defined by NASDAQ and SEC Rules. Because Mr. Gadomski is not standing for re-election, it is expected that Mr. Marchese will be appointed to the Audit Committee immediately following the annual meeting. The Board, upon recommendation of the Audit Committee, has adopted a written Audit Committee Charter which can be found on our website at www.qualitydistribution.com.

Corporate Governance Committee

The Corporate Governance Committee identifies, evaluates and recommends potential Board and Committee members. The Corporate Governance Committee also develops and recommends to the Board governance guidelines. The Corporate Governance Committee has adopted a Corporate Governance Committee Charter, which can be found on our website at www.qualitydistribution.com.

Compensation Committee

The Compensation Committee determines our compensation policies as well as the forms and amounts of compensation provided to our directors and officers. The Compensation Committee also reviews and determines bonuses for our officers and other employees. In addition, the Compensation Committee reviews and determines stock-based compensation for our directors, officers, and employees and administers our stock incentive plans. The Compensation Committee has adopted a Compensation Committee Charter, which can be found on our website at www.qualitydistribution.com.

Executive Committee

The Executive Committee consults with and advises the officers of the Company in the management of its business and exercises the power and authority of the Board of Directors to direct the business and affairs of the Company in intervals between meetings of the Board, subject to certain exceptions.

DIRECTOR NOMINATION PROCEDURES

The Corporate Governance Committee determines nominees for director. The Corporate Governance Committee does not have a policy with regard to consideration of director candidates recommended by shareholders. The Company does not believe that it is necessary or appropriate for the Corporate Governance Committee to have such a policy because the By-Laws of the Company provide that directors shall be elected by a plurality of the votes cast by shares entitled to vote at a meeting at which a quorum is present, and the Company is controlled by Apollo and its affiliates, who collectively own a majority of the shares of Quality Distribution.

Generally, nominees for director are identified and suggested by the members of the Board or management using their business networks. The Board did not retain any executive search firms or other third parties to identify or evaluate director candidates for the 2008 annual meeting of shareholders. The Board and the Corporate Governance Committee have not established any specific minimum qualifications that a candidate for director must meet in order to be recommended for Board membership.

SHAREHOLDER COMMUNICATIONS

The Company has a process for shareholders to communicate with the directors. For more information, please see the investor relations section of our website at www.qualitydistribution.com.

APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers, LLP (“PwC”) served as our independent registered certified public accounting firm for 2007. The Audit Committee has selected PwC to serve as our independent registered certified public accounting firm for 2008. We are submitting our appointment of the independent registered certified public accounting firm for shareholder ratification at this annual meeting.

Our Articles of Incorporation and By-Laws do not require that our shareholders ratify the appointment of our independent registered certified public accounting firm. We are doing so because we believe it is a matter of good corporate practice. If our shareholders do not ratify the appointment, the Audit Committee will reconsider whether to retain PwC but may still retain them. Even if the appointment is ratified, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change in registered certified public accounting firm would be in the best interests of the Company and its shareholders.

Representatives of PwC, who will be present at the annual meeting of shareholders, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

OUR BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee reviews Quality Distribution’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. PwC, our independent registered certified public accounting firm for 2007, is responsible for expressing opinions on the conformity of the company’s audited financial statements with generally accepted accounting principles and its evaluation of the effectiveness of the Company’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and PwC the audited financial statements for the year ended December 31, 2007 and PwC’s evaluation of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). PwC has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee has discussed with PwC that firm’s independence. The Audit Committee has concluded that PwC’s provision of audit and non-audit services to Quality Distribution and its affiliates are compatible with PwC’s independence.

Based on the considerations and the discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements for the year ended December 31, 2007 be included in our Annual Report on Form 10-K for 2007.

THE AUDIT COMMITTEE

Alan H. Schumacher

Robert E. Gadomski

Thomas R. Miklich

FEES PAID TO INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

IN 2007 AND 2006

Our Audit Committee Charter requires that the Audit Committee be solely and directly responsible for the appointment, compensatory retention, evaluation and oversight of the work of the independent auditors, including but not limited to, approving fees, evaluating the scope of the audit and pre-approving all audit and non-audit services. The aggregate fees billed by and paid to PwC were: (in millions)

Type of Fees	2007	2006
Audit Fees*	$1.4	$1.3
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1.4	$1.3

*	The 2007 audit fees include fees for our fiscal year-end audit, review of financial statements included in our Form 10-Q Quarterly Reports, audit of internal control over financial reporting as required by Section 404 of the Sarbanes Oxley Act of 2002 and services performed in connection with our issuance of senior floating rate notes. The 2006 audit fees include fees for our fiscal year-end audit, review of financial statements included in our Form 10-Q Quarterly Reports, audit of internal control over financial reporting as required by Section 404 of the Sarbanes Oxley Act of 2002 and services performed in connection with the regulatory filing of our registration statement on Form S-3.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2008 (based on shares of common stock outstanding), by:

•	each person known by us to be a beneficial owner of more than 5.0% of our outstanding common stock,

•	each of our directors and director nominees,

•	each of our named executive officers, and

•	all directors and executive officers as a group.

The amounts and percentage of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he or she has no economic interest. The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the shares of common stock underlying options held by such person that are exercisable within 60 days after April 1, 2008, but excludes shares of common stock underlying options held by any other person.

Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

Name of Beneficial Owner	Shares of Common Stock	Percentage of Class
Gary R. Enzor(1)(2)(3)	233,981	1.22%
Virgil T. Leslie(1)(2)(3)	224,783	1.17%
Timothy B. Page(1)(2)(3)	140,072	*
Dennis R. Copeland(1)(2)(3)	137,053	*
Jonathan C. Gold(1)(2)(3)	26,000	*
Marc E. Becker(3)(4)(5)	26,666	*
Gerald L. Detter(1)(2)(3)	488,965	2.54%
Robert H. Falk(3)(4)(5)	14,166	*
Robert E. Gadomski(1)(6)(7)	25,241	*
Richard B. Marchese(1)(3)(6)	51,237	*
Thomas R. Miklich(1)(3)(6)	20,241	*
Donald C. Orris(1)(3)(6)	36,237	*
Stanly Parker, Jr.(4)(5)	—	*
Eric L. Press(3)(4)(5)	16,666	*
M. Ali Rashid(3)(4)(5)	14,166	*
Alan H. Schumacher(1)(3)(6)	26,237	*
John J. Suydam(4)(5)	6,666	*
Thomas M. White(4)(5)	16,666	*
All executive officers and directors as a group (17 persons)(8)	1,505,043	7.75%
Apollo Investment Fund III, L.P.(9)	10,527,502	54.68%
Fidelity Small Cap Stock Fund(10)	1,473,561	7.65%
Rutabaga Capital Management(11)	1,126,069	5.85%

*	Less than 1.0%
(1)	The business address for Messrs. Copeland, Detter, Enzor, Gadomski, Gold, Leslie, Marchese, Miklich, Orris, Page and Schumacher is Quality Distribution, Inc., 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida 33610.
(2)	The shares for certain of our current and former executive officers include restricted stock granted under the 2003 Restricted Stock Incentive Plan, which have voting rights. Mr. Enzor has 4,855 shares granted in December 2004, 6,470 shares granted in December 2005, 3,586 shares granted in December 2006, 40,000 shares granted in June 2007 and 10,570 shares granted in December 2007, all of which vest in equal annual installments over four years beginning December 31 of the year following the grant date. Mr. Leslie has 5,588 shares granted in November 2003, which vest in equal annual installments over five years beginning December 31, 2004 and 3,195 shares granted in December 2004, which vest in equal annual installments over four years beginning December 31, 2005. Mr. Page has 4,425 shares granted in December 2004, 5,766 shares granted December 2005, 2,590 shares granted in December 2006 and 7,291 shares granted in December 2007, all of which vest in equal annual installments over four years beginning December 31 of the year following the grant date. Mr. Copeland has 3,353 shares granted in November 2003 which vest in equal installments over five years beginning December 31, 2004 and 3,195 shares granted in December 2004 which vest in equal annual installments over four years beginning December 31, 2005. Mr. Detter has 7,050 shares granted in July 2007, which vest in equal installments over three years beginning July 13, 2008.
(3)	The shares for certain of our current and former executive officers and directors include stock options that have vested as of April 1, 2008 or will vest within 60 days thereafter. Mr. Enzor has 162,500 vested options; Mr. Leslie has 216,000 vested options; Mr. Page has 120,000 vested options; Mr. Copeland has 119,600 vested options; Mr. Gold has 22,500 vested options; Mr. Detter has 178,572 vested options; Mr. Marchese has 35,000 vested options; each of Messrs. Becker and Orris have 20,000 vested options; each of Mr. Press and Mr. Schumacher has 10,000 vested options and each of Messrs. Falk, Gadomski, Miklich and Rashid has 7,500 vested options.
(4)	The business address for Messrs. Becker, Falk, Parker, Press, Rashid, Suydam and White is Apollo Management, L.P., 9 West 57th Street, New York, New York 10019.
(5)	Messrs. Becker, Falk, Parker, Press, Suydam and White are each a partner and Mr. Rashid is a principal of Apollo. Messrs. Becker, Falk, Parker, Press, Rashid, Suydam and White are each an officer or director of certain affiliates of Apollo. Although each of Messrs. Becker, Falk, Parker, Press, Rashid, Suydam and White may be deemed to beneficially own shares owned by Apollo, each such person disclaims beneficial ownership of any such shares.
(6)	The shares for our independent outside directors who are not employees of the Company or Apollo include restricted stock granted under the 2003 Restricted Stock Incentive Plan, which have voting rights and vest over four years in equal annual installments. These shares were granted in January 2005, 2006, 2007 and 2008. Each of Messrs. Marchese, Orris and Schumacher was granted 3,496 shares in January 2005. Each of Messrs. Gadomski, Marchese, Miklich, Orris and Schumacher was granted 3,778 shares in January 2006, 2,297 shares in January 2007 and 6,666 shares in January 2008.
(7)	Includes 5,000 shares held in a margin securities account with a brokerage firm.
(8)	The shares for all current executive officers and directors as a group include 944,172 options that have vested or will vest within 60 days of April 1, 2008, and 45,169 unvested shares of restricted stock.
(9)	Includes shares owned by Apollo Overseas Partners III, L.P., a Delaware limited partnership, and Apollo (U.K.) Partners III, L.P., a limited partnership organized under the laws of the United Kingdom. Also includes 136,521 shares owned by two other institutional investors as to which Apollo has sole voting power pursuant to the irrevocable proxy granted by such institutional investors in the Amended and Restated Common and Preferred Stock Purchase and Shareholder Agreement, dated as of August 28, 1998 thereto as amended by Amendment No. 1 dated April 2, 2002. That document provides that in no event shall the grant of the proxy be effective to the extent that the voting power of the proxy, when combined with the voting power of Apollo Investment Fund III, L.P., Apollo Overseas Partners III, L.P., or Apollo (U.K.) Partners III, L.P. would exceed 79.99% of the voting power of QDI. The address of Apollo Investment Fund III, L.P. is c/o Apollo Advisors III, L.P., Two Manhattanville Road, Purchase, New York 10577.
(10)	Based solely on information obtained from a Schedule 13G filed by FMR, LLC with the SEC on or about February 14, 2008 and without independent investigation of the disclosure contained therein. The business address of FMR, LLC is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company is the wholly-owned subsidiary of FMR, LLC and serves as the investment advisor to Fidelity Small Cap Stock Fund, which directly owns 1,473,561 shares. Voting power for all 1,473,561 shares resides with the Fund’s Board of Trustees. Edward C. Johnson III and members of his family own, directly or through trusts, Series B voting common shares of FMR, LLC, representing 49% of the voting power of FMR LLC and may be deemed to be the controlling members of FMR, LLC. The report is filed jointly by FMR, LLC, Edward C. Johnson, III, Fidelity Management & Research Company and Fidelity Small Cap Stock Fund. The address for the Mr. Johnson, Fidelity Management and the Fund is the same as FMR, LLC.
(11)

Based solely on information obtained from a Schedule 13G filed by Rutabaga Capital Management with the SEC on or about February 14, 2008 and without independent investigation of the disclosure contained therein. The business address of Rutabaga Capital Management is 64 Broad Street, 3rd Floor, Boston, Massachusetts 02109. The entity has sole investment power for all 1,126,069 shares, shared voting power for 747,769 shares and sole voting power of 378,300 shares.

COMPENSATION DISCUSSION AND ANALYSIS

General Philosophy

We are committed to providing a total compensation package that allows us to recruit and retain superior talent and to create a significant direct relationship between compensation and corporate performance. Our Board believes that compensation payable to our executives should provide overall competitive pay and benefit levels and create proper incentives to enhance shareholder value. Our primary compensation policy is that a significant portion of the compensation of each executive officer should be based upon their individual contribution to our financial performance. Thus, a significant portion of the compensation for each executive officer is “at risk.” We also believe that executive compensation should serve to attract and retain key employees and provide them with incentives to assist us in achieving strategic and financial goals that ultimately enhance the value of our stock.

Compensation Objectives and Process

Our compensation program is administered by our Compensation Committee. The primary goal of the executive compensation program is to attract, motivate and retain highly qualified executives to enhance long-term profitability and increase shareholder value by linking significant elements of executive compensation to our operating and financial performance. Pursuant to its charter, the Compensation Committee is responsible for developing our overall compensation policies that seek to achieve these goals through the appropriate balance of cash and equity compensation. The Compensation Committee is responsible for reviewing and approving base salary and equity awards to executive officers, while our annual bonus target and payment ranges for performance below or above the target are approved by the entire Board of Directors as a part of the annual budget process.

Our President and Chief Executive Officer, with the assistance of our Senior Vice President of Administration, recommends annually to the Compensation Committee salary increases and equity compensation awards for our officers. The Compensation Committee is responsible for making final determinations for salary increases and awards to executive officers. Although none of our officers participate in the Compensation Committee's deliberations, the Compensation Committee considers their recommendations. As with salary and equity compensation award decisions, management recommends an annual bonus target and payment ranges. After considering management's recommendations, the Board of Directors approves the annual bonus target and payment ranges.

The Compensation Committee emphasizes pay for performance and believes that when the company exceeds performance goals, executive compensation should reflect the exceptional performance. Conversely, when the company does not meet the targeted business goals, executive compensation should reflect the under-performance. The performance of the executives and their contribution to our success provides the basis for decisions related to the compensation award process. We have a formal performance management program, which measures the executive’s individual performance and contributions to the achievement of our strategic initiatives. The executives’ base pay increases are linked to the performance management system. Executives’ increases as a group in 2007 were in line with company-wide increases.

Design and Components of Compensation

The total compensation package provided to each executive officer comprises base salary, cash bonus, equity compensation and other benefits. Each component is specific in its purpose and relevance to meeting the objectives of our executive compensation program. In allocating compensation among these elements, we believe that the compensation of our senior-most levels of management, the levels of management having the greatest ability to influence our performance, should be more performance-based than lower levels of management. Our executive compensation program is designed to compensate the executive for job knowledge, individual expertise and increasing shareholder value through the achievement of short-term and long-term performance goals. The cash compensation program provides financial stability and opportunities for higher pay levels tied to performance while the equity based awards provide for recognition of long-term success and alignment with shareholder interests.

While we consider the overall compensation of other transportation companies relevant to our executive compensation decisions, we have not identified a peer group of companies for this purpose or attempted to benchmark the total compensation or any compensation element of our executives to the compensation provided by other transportation companies. Neither the Compensation Committee nor management engaged any compensation consultant during 2007. The Compensation Committee believes that perquisites should be limited in scope and value, and we generally do not provide significant perquisites or personal benefits to our executive officers.

Our President and Chief Executive Officer, Chief Financial Officer, our former Chief Executive Officer, and three other most highly-compensated executive officers during the year ended December 31, 2007 are described as Named Executive Officers in this proxy statement and detailed information regarding their compensation is provided below. All but one of our Named Executive Officers have entered into employment agreements with us since the beginning of 2004. Four of these Named Executive Officers were not employed by us prior to executing employment agreements with us. We consider the employment agreements resulting from our discussion with these individuals to be highly reliable indicators of compensation that was competitive at the time of execution for such positions with companies such as us. An annual bonus target and minimum base salary for each of the Named Executive Officers has been established under his respective employment agreement. Our President and Chief Executive Office and our Chief Financial Officer are also entitled to annual stock compensation awards under their employment agreements. The base salaries and annual bonuses for other executive officers are also determined in accordance with their employment agreements and the compensation policies outlined in this Compensation Discussion and Analysis.

Based on the foregoing, the overall compensation eligibility of our Chief Executive Officer for 2007 was $744,244 (excluding certain stock compensation, which we discuss below). We believe that the targeted overall compensation for our Chief Executive Officer for 2008 will remain at approximately $745,000. The following table demonstrates the approximate mix of compensation eligibility for Named Executive Officers for 2008:

	Base Salary	Bonus Target	Equity Target
President and Chief Executive Officer	46%	37%	17	%(1)
Chief Financial Officer	60%	21%	19	%(1)
Senior and Executive Vice Presidents	68%	20%	12%

(1)	Includes grants required under employment agreement.

Changes in Management

Under a board-approved succession plan, Gary Enzor assumed the role of Chief Executive Officer from Gerald L. Detter effective June 14, 2007. Pursuant to Mr. Enzor’s accession, his base salary was increased to $350,000 per annum, his maximum bonus eligibility was increased to eighty percent of his base salary and his severance payment period was increased to two years in order to reflect Mr. Enzor’s higher position, service and responsibility. These increases made Mr. Enzor’s salary and bonus eligibility more comparable to Mr. Detter’s former salary and bonus, but the amounts are less because Mr. Detter was an experienced CEO and Mr. Enzor has not previously served as one. Additionally, Mr. Enzor was granted 40,000 shares of restricted stock. Mr. Gold’s salary and bonus eligibility were increased upon his promotion to Senior Vice President, General Counsel and Secretary effective April 1, 2007. In addition, he was granted 20,000 options.

Base Salary

Base salary is generally the fixed-cash portion of executive officers' compensation payable in even installments throughout the year. Generally, base salary levels are assigned to positions based on job responsibilities, personal performance, historical salary levels for that position, contractual minimum requirements and an informal review of salaries paid by similar enterprises for similarly situated employees. Each of our Named Executive Officers has an employment agreement that provides for a minimum base salary payable in cash. For certain of our Named Executive Officers, minimum base salary levels were determined when they were recruited to accept certain key positions after consideration of, with no specific weighting, the importance of the position being filled, the experience and background of the candidate, the level of compensation required to induce the executive to leave his then current position and the compensation paid historically to executives recruited for that position. When approving base salary levels, the Compensation Committee considers each person's value based on his or her contributions to the organization. In early 2007, the Compensation Committee increased the base salaries of the Named Executive Officers as part of company-wide salary increases of three to four percent. The only additional increases occurred when Messrs. Enzor and Gold assumed positions of greater responsibility.

Annual Bonus

Individual bonus awards are a function of an executive’s bonus eligibility and the applicable annual bonus plan. While the bonus plan is overseen by the Compensation Committee, annual bonus targets are recommended by management and approved each year by the Board as part of its annual budgeting process.

The annual cash bonus eligibility in 2007 for each of our Named Executive Officers as a percentage of their base salary was as follows:

Named Executive Officer	Bonus Eligibility
President and Chief Executive Officer	80%
Chief Financial Officer	35%
Senior and Executive Vice Presidents	30%

The percentage of base salary that Messrs. Page, Copeland and Gold are eligible to receive is set by their respective employment agreements. Mr. Enzor’s annual cash bonus eligibility was increased from 60% to 80% of his base salary upon his appointment to Chief Executive Officer. This percentage is similar to the percentage eligibility of our former Chief Executive Officer. Mr. Leslie’s bonus eligibility derives from his position as Executive Vice President. Mr. Gold’s bonus eligibility was increased in connection with his promotion inline with the bonus eligibility of all of our Senior Vice Presidents.

The annual bonus plan for 2007 in which most of our executives, including the Named Executive Officers, participated provided for executive bonuses that were determined based upon the executive’s level of base compensation and the achievement of our adjusted earnings per share (“EPS”) thresholds. EPS thresholds directly link the annual cash bonus to our overall financial and operating performance. We believe an annual bonus linked to EPS helps us achieve our objective to retain highly qualified talent and increase shareholder value by linking executive pay and company performance. For 2007, all of the executives could achieve 100% of their bonus eligibility if we achieved adjusted EPS of $1.00 per diluted share based on the plan as indicated in the table below.

Adjusted EPS	Bonus % Payout	Adjusted EPS	Bonus % Payout	Adjusted EPS	Bonus % Payout	Adjusted EPS	Bonus % Payout
0.85	0.0%	0.93	53.0%	1.01	106.5%	1.09	160.0%
0.86	6.5%	0.94	60.0%	1.02	113.0%	1.10	166.5%
0.87	13.0%	0.95	66.5%	1.03	120.0%	1.11	173.0%
0.88	20.0%	0.96	73.0%	1.04	126.5%	1.12	180.0%
0.89	26.5%	0.97	80.0%	1.05	133.0%	1.13	186.5%
0.90	33.0%	0.98	86.5%	1.06	140.0%	1.14	193.0%
0.91	40.0%	0.99	93.0%	1.07	146.5%	1.15	200.0%
0.92	46.5%	1.00	100.0%	1.08	153.0%

The above bonus plan was aggressive given the difficult business climate we were in during the time in which the plan was approved by the Board. For 2007, we generated a net loss per diluted share which resulted in no bonus being paid to any of the named executive officers.

Equity Compensation

Equity incentives are a key component of at-risk compensation and are intended, in general, to help further our growth and success by permitting our executive officers, employees and directors to acquire shares of common stock, thereby increasing their personal stake in the company’s growth and success, to help further link the interests of award recipients with those of our shareholders and to reward outstanding contributions by the award recipients. In order to meet the motivation and retention objectives of the compensation program, we provide equity incentives to executives and other key employees through the grant of stock options and restricted stock under the 2003 Stock Option Plan and the 2003 Restricted Stock Incentive Plan.

We have generally awarded equity compensation to our employees through stock options and restricted stock awards. We also awarded stock units to our former Chief Executive Officer under the terms of the employment agreement that he negotiated to join our company. For options, we determine the fair value based upon the Black-Scholes option pricing model. For restricted stock, we determine the fair market value based upon the closing price of our stock on the day of determination.

With the exception of significant promotions, new hires and employee contracts, we generally make these awards effective on the first trading day of the year. These grants are generally approved in December of the prior year and are issued on the first trading day of the new year (e.g. January 3, 2007 and on January 2, 2008). This timing has been selected because it reflects past historical awards. The Compensation Committee’s schedule is determined several months in advance and the proximity of any awards to earnings announcements or other market events is coincidental. The Compensation Committee approves all stock option awards.

Restricted Stock:  Under the terms of our 2003 Restricted Stock Incentive Plan, restricted stock issuances to persons initially receiving a grant generally vest by December 31, 2008 regardless of when issued. The vesting periods for other grant recipients are at the discretion of the Compensation Committee. Of the Named Executive Officers, only Mr. Leslie and Mr. Copeland were initial recipients. In subsequent years, participants in the plan may be granted an annual, aggregate amount of up to $1 million of shares, valued at our common stock closing price at the date of grant, at the direction of the Board of Directors. No more than 700,000 shares of common stock and no more than $7.5 million of stock may be issued under this plan.

Except for the awards described below, awards under the Restricted Stock Incentive Plan are discretionary. The Compensation Committee has limited discretionary awards of restricted stock to our executives in the past because it believes that stock options provide better incentives to executives. However, in keeping with our focus to attract highly qualified professionals, we agreed to make annual grants of restricted stock to Messrs. Enzor and Page when we hired them. Under their employment agreements, Mr. Enzor and Mr. Page are entitled to receive $50,000 and $35,000 of restricted stock, respectively, based on the closing price of our stock on the anniversary of the effective date of their employment agreement. In addition, Mr. Enzor was issued 40,000 shares of restricted stock upon his appointment to Chief Executive Officer. The Compensation Committee does award restricted stock to directors regularly as a part of their compensation.

Stock Options:  The Compensation Committee believes that stock options provide a means to help further align the interests of management and our shareholders and as a tool to retain qualified and talented employees. Options with an exercise price no less than the market value of the underlying stock on the date of grant provide for executives to participate in stock price increases that benefit our shareholders while maintaining an element of risk in the event our stock price does not increase. We currently maintain two stock option plans, the 1998 Stock Option Plan and the 2003 Stock Option Plan, although awards have not been issuable under the 1998 Stock Option Plan since 2003. The 2003 Stock Option Plan provides for the grant of nonqualified stock options. The number of shares available for issuance under this plan automatically increases on January 1 of each year commencing with January 1, 2004 unless otherwise determined by the Board of Directors. The increase is 2.5% of the outstanding shares as of December 31 of the prior year. No more than 6,500,000 shares of common stock may be issued under the 2003 Stock Option Plan. The exercise price of each option will be no less than the market value of the underlying stock on the date of grant of the award.

Over the last two years, the Compensation Committee has utilized vesting schedules for stock option grants that the Compensation Committee believes will make the stock option awards an effective tool for employee retention, in addition to rewarding employees for increases in shareholder value. The Compensation Committee granted awards on the first business day of 2008 that vest 33% on the second, third and fourth anniversaries of the grant date. The Compensation Committee granted awards on the first business day of 2007 that vest 50% on the third and fourth anniversaries of the grant date. On the first business day of 2006, options awarded generally vested ratably over four years.

In deciding whether, when and how many stock options to award, the Compensation Committee considers a number of factors, including the recipients’ total compensation packages, existing equity ownership, the potential dilutive effects of the grants, respective executive accountability levels, future potential stock values, creation of proper incentives to enhance our long-term performance and the executives’ respective contributions towards the achievement of company goals and objectives.

Retirement Plans

We maintain a 401(k) plan, which is generally available to employees including our Named Executive Officers. Our 401(k) plan allows executives and other participants to defer income taxation on a portion of their compensation, subject to IRS regulations. We believe that a 401(k) plan with a matching feature is common for companies of our size and therefore essential to maintaining a compensation package competitive with other potential employers. We make a contribution equal to $0.34 for each dollar that an employee contributes to the plan through salary deferral. The maximum deferral that may be matched is 6% of each employee’s salary. Differences in amounts of our 401(k) contributions reflected in the Summary Compensation Table reflect the contribution decisions of individual officers rather than a decision to treat employees disparately.

In addition, we have a Key Employee Deferred Compensation Plan. Our initial deferred compensation plan was established in 2001 to allow executives who might desire to save far more for retirement than possible under our 401(k) plan and to save in a tax-effective way at minimal cost to us. In 2005, we adopted a new deferred compensation plan in order to address changes in the Internal Revenue Code since 2001, particularly the adoption of Section 409A, because we believed that we should continue an existing benefit for qualifying participants. The deferred compensation plan allows participants to defer payment of a portion of their salary or bonus. Amounts deferred are reflected by us as bookkeeping accounts in the name of each participant. The plan is an unfunded, unsecured and nonqualified deferred compensation arrangement. We may credit the account of any participant with additional contributions in our discretion, which amounts vest over four years. We have not made any contribution to any participant since the initial plan was established in 2001. In addition, we are obligated to credit the account of each participant with interest at a rate determined by the Compensation Committee. The interest rate paid under the Key Employee Deferred Compensation Plan for 2007 was set when the plan was established in 2005. This rate is 12% for senior executives and 5% for all other participants. Amounts credited under this plan must be paid by us six months after the termination of a participant’s employment.

Pension Plans

We maintain two noncontributory defined benefit plans resulting from a prior acquisition that cover certain full-time salaried employees and certain other employees under a collective bargaining agreement. Retirement benefits for employees covered by the salaried plan are based on years of service and compensation levels. The monthly benefit for employees under the collective bargaining agreement plan is based on years of service multiplied by a monthly benefit factor. One of the Named Executive Officers participates in one of these pension plans because he served as an officer of the acquired company from which the plans were assumed.

Perquisites and Other Benefits

Senior management also participates in our other benefit plans on the same terms as other employees. These plans include medical and dental insurance and life insurance. The Compensation Committee believes that perquisites should be limited in scope and value, and we generally do not provide significant perquisites or personal benefits to our executive officers. The sole perquisite currently provided to our continuing executive officers is additional group term life insurance for senior managers at or above the level of senior vice president.

Tax Treatment

The Compensation Committee believes that it is generally in the company’s best interests to satisfy the requirements for deductibility under Section 162(m). Accordingly, the Compensation Committee has taken actions it believes appropriate to preserve the deductibility of compensation. However, notwithstanding this general policy, the Compensation Committee also believes that there may be circumstances in which the company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not compensation is fully deductible under Section 162(m). Current base salary and anticipated bonus levels are not expected to exceed the Section 162(m) deduction limit. Compensation relating to stock option, restricted stock and stock unit awards may exceed the Section 162(m) deduction limit.

SEVERANCE AND CHANGE IN CONTROL BENEFITS

Our Named Executive Officers’ employment agreements may require us to make payments and provide benefits to these executives in the event of a termination of their employment or of a change in control. In addition, the Named Executive Officers have the rights available to all recipients of awards under our stock incentive plans.

Severance

We generally do not pay severance to our employees. However, each of the Named Executive Officers has an employment agreement that provides for severance if the employment of the executive is terminated by us without “cause” or if the executive resigns for “good reason.” Good reasons include, but are not limited to:

•	a material diminution of duties,

•	a material breach by QDI of its contractual obligations, or

•	an involuntary relocation by more than 50 miles from Tampa, Florida.

The following represents the estimated value of all amounts receivable by each Named Executive Officer assuming termination under the foregoing circumstances on December 31, 2007, excluding base salary and bonuses earned through the termination date and any vested equity awards:

	Base Salary	All Other(1)	Acceleration of Equity Awards(2)	Total
Gary R. Enzor	$643,326	$23,171	$263,225	$929,722
Timothy B. Page	256,183	6,753		262,935
Virgil T. Leslie	237,288	16,105		253,393
Dennis R. Copeland	206,731	11,094		217,825
Jonathan C. Gold	190,408	15,614		206,022

(1)	Consists of health insurance premiums payable.
(2)	Amount determined by multiplying the number of shares underlying any awards that accelerate by $4.44, the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2007, the last trading day of the year.

For Messrs. Enzor and Page, the receipt of any payment or the vesting of any options are contingent upon their execution of a waiver of claims against the company. Messrs. Enzor and Page are also subject to noncompete agreements that preclude them from engaging in the bulk trucking business, trans-loading or bulk tank cleaning business in any geographic area in which we participated in those businesses during the 24 months prior to their termination date. The length of term of the noncompete covenants for Mr. Enzor is 12 months and for Mr. Page is 18 months.

Named Executive Officers are not entitled to any amounts other than those earned through the date of termination in the event their employment is terminated for cause or if they terminate their employment without good reason. In addition, if any restricted stock award recipient, including any Named Executive Officer, is terminated for cause, then we have the right to repurchase shares of common stock under the awards that have vested at a per share price equal to the lesser of the fair market value of such shares on the termination date or the actual, per share, cash consideration paid, if any, by the award recipient for the shares.

Change in Control

Our senior management and other employees have built QDI into the successful enterprise that it is today, and we believe that it is important to protect them in the event of a change in control. Further it is our belief that the interest of shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should eliminate, or at lease reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of shareholders. Relative to the overall value of QDI, those potential change in control benefits are minor. The cash component of change in control benefits for our Chief Executive Officer and Chief Financial Officer are the same as if we terminate their employment without cause or they terminate their employment for good reason or, if greater, the benefits provided to any executive at a comparable level as a change of control benefit. Further, a change of control by itself does not trigger any benefit to the executive. Rather, the executive is entitled to cash benefits only if a termination of the executive’s employment without cause or a resignation by the executive for good reason occurs within one year of such change of control.

Under the terms of the 2003 Restricted Stock Incentive Plan and the 2003 Stock Option Plan, any unvested shares of restricted stock and options held by any award recipient automatically vest upon the first anniversary of a change in control or the earlier termination of the employment of the award recipient, unless employment is terminated for cause in either case.

If a change in control occurred on December 31, 2007 and the employment of each Named Executive Officer was terminated on such date, then each Named Executive Officer would have received the cash benefits described above and the value of equity award acceleration provided that the amount determined by multiplying the number of shares underlying any awards that accelerate by the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2007 and subtracting the aggregate purchase price, if any, required to obtain such shares. Since our closing price at December 31, 2007 was $4.44, which is below any aggregate purchase price of the underlying shares, the value of any equity award acceleration is zero at December 31, 2007.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The Compensation Committee determines our compensation policies and forms of compensation provided to our directors and officers. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the Compensation Committee’s review of its Compensation Discussion and Analysis and discussion with management, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this proxy statement.

THE COMPENSATION COMMITTEE

Marc E. Becker

M. Ali Rashid

Alan H. Schumacher

Summary Compensation Table

The following table sets forth the total compensation to our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers and our former Chief Executive Officer (the “Named Executive Officers”) for 2007 and 2006.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)(2)	Option Awards ($)(1)(3)	Change in pension value and nonqualified deferred compensation earnings ($)	All Other Compensation ($)(5)	Total ($)
Gary R. Enzor	2007	321,663	90,816	134,127	—	3,743	550,349
President and Chief Executive Officer	2006	285,000	39,191	291,188	—	3,004	618,383
Timothy B. Page	2007	256,183	25,983	147,953	—	3,381	433,500
Senior Vice President and Chief Financial Officer	2006	248,654	28,109	198,946	—	17,318	493,027
Virgil T. Leslie	2007	237,288	32,589	48,673	—	2,557	321,107
Executive Vice President, Sales	2006	228,192	28,960	38,923	—	2,642	298,717
Dennis R. Copeland(4)	2007	206,731	24,990	46,792	6,958	2,707	288,178
Senior Vice President, Administration	2006	199,731	23,255	38,923	12,746	4,452	274,655
Jonathan C. Gold	2007	190,408	—	28,169	—	567	219,144
Senior Vice President, General Counsel and Secretary	2006	145,902	—	—	—	5,363	151,265
Gerald L. Detter(6)	2007	210,000	12,853	170,243	—	54,516	447,612
Chairman of the Board and Former Chief Executive Officer	2006	400,000	1,473,163	265,610	—	26,364	2,165,137

(1)	The assumptions used in determining the compensation expense under SFAS 123(R) can be found in Footnote 16 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.
(2)	Stock Award amounts are the compensation expense recognized for both restricted stock awards and stock unit awards. All restricted stock was granted pursuant to the 2003 Restricted Stock Incentive Plan. We are recognizing compensation expense for the restricted stock grant awards pursuant to SFAS 123(R). The Stock Unit Awards to Mr. Detter were amortized on a straight line basis over the applicable vesting period, which ceased on July 13, 2007.
(3)	Option Award amounts are compensation expense recognized pursuant to SFAS 123(R).
(4)	Amounts reflect above-market interest of $6,958 in 2007 and $5,532 in 2006 on deferred compensation earned by Mr. Copeland under our Key Employee Deferred Compensation Plan. Mr. Copeland is a participant in the Revised Retirement Plan for Employees of Chemical Leaman Corporation and Affiliated Corporations, a noncontributory defined benefit plan. The change in pension value at December 31, 2007 is $(7,251) and $7,214 for 2006. For additional information on the pension plan, refer to the Pension Benefits table.
(5)	Amounts shown for 2007 and 2006 represent employer contributions to the 401(k) plan and employer paid premiums for group term life insurance. Additionally, with respect to Mr. Detter, amounts reported include automobile allowance of $11,400 in 2007 and $22,800 in 2006 and $41,821 in board fees in 2007.
(6)	Mr. Detter resigned as our Chief Executive Officer on June 14, 2007. He continued to serve as an advisor through July 13, 2007. Mr. Detter continues to serve as the Chairman of the Board of Directors. In 2007, Mr. Detter received $200,000 in base salary, $10,000 in fees for his service as an advisor and $41,821 in fees for serving as the Chairman of the Board of Directors. Amounts reflected under Stock Awards represent compensation expense recognized pursuant to SFAS 123(R) for 7,050 shares of restricted stock granted to Mr. Detter on July 13, 2007. Vesting of these restricted stock shares is contingent upon his future service as a director. Upon termination of his employment, Mr. Detter forfeited 3,311 unvested stock units.

Grants of Plan-Based Awards During Fiscal Year-Ended 2007

The following table provides information about equity and non-equity awards granted to the named executives in 2007: the grant and approval dates; the estimated future payouts under non-equity incentive plan awards; the number of shares underlying all other stock awards; the number of shares underlying all other option awards; the exercise price of the stock option awards, which reflects the closing price of our stock on the date of grant and the grant date fair value of each equity award computed under SFAS 123(R).

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Gary R. Enzor			16,726	257,330	514,661
	01/03/2007					—	21,400	13.06	198,250
	06/14/2007	(1)				40,000	—		391,200
	12/13/2007	(1)				10,570	—		49,996
Timothy B. Page			5,828	89,664	179,328
	01/03/2007					—	15,600	13.06	123,708
	12/01/2007	(1)				7,291	—		34,997
Virgil T. Leslie			4,627	71,186	142,373
	01/03/2007					—	14,300	13.06	113,399
Dennis R. Copeland			4,031	62,019	124,039
	01/03/2007					—	12,500	13.06	99,125
Jonathan C. Gold			3,713	57,122	114,245
	01/03/2007					—	7,300	13.06	57,889
	03/30/2007					—	20,000	8.65	94,600
Gerald L. Detter	07/13/2007		—	—	—	7,050	—		82,274

(1)	Approval date is the date of the relevant employment agreement.
(2)	Represents possible payments pursuant to our annual bonus plan for 2007 performance. No amounts were paid pursuant to the annual bonus plan for 2007.

Narrative Disclosure

Our Named Executive Officers (“NEOs”) all have employment agreements that govern their base pay and non-equity incentive plan compensation. All of our NEOs, were granted small increases in their salaries effective January 1, 2008. During 2007, the Compensation Committee granted stock options to all NEO’s except Mr. Detter.

On June 14, 2007, QDI entered into an agreement with Mr. Detter to change his role from Chief Executive Officer of the Company to Advisor to the Chief Executive Officer. Mr. Detter’s employment agreement was modified to provide for a new salary of $10,000, without bonus, over a term continuing until July 13, 2007. Upon the termination of his employment as Chief Executive Officer, Mr. Detter forfeited 7,050 stock units not vested under the terms of his existing stock unit grant agreement, but received a grant of an equivalent number of shares of restricted stock under the 2003 Restricted Stock Incentive Plan. The restricted stock so granted will vest annually over three years. The Board also determined to pay Mr. Detter annual fees of $90,000 for his service as Chairman of the Board of the Company. Mr. Detter continues to serve as Chairman of the Board and a director of the Company.

Gary R. Enzor.  On November 3, 2004, QDI entered into an employment agreement with Gary R. Enzor to perform the duties of Executive Vice President and Chief Operating Officer with a base salary of $250,000. The employment agreement became effective December 13, 2004. The agreement included an incentive bonus of up to 45% of his annual salary based upon pre-determined performance standards subject to the discretion of our Board of Directors. The agreement provides for employment at will. Mr. Enzor was granted options covering 200,000 shares of QDI stock at a per share exercise price of $5.15 per share, which was the closing price on the NASDAQ Stock Market on November 3, 2004. Mr. Enzor was granted $50,000 in value of restricted stock (based on the closing price) in 2004, 2005, 2006 and 2007, based on the grant date fair value on the date of grant. In addition, upon each subsequent anniversary of Mr. Enzor’s employment (through 2009), he will be granted $50,000 worth of restricted stock at the then fair market value per share. The options and grants of restricted stock vest in equal annual installments over four years.

On November 9, 2005, QDI appointed Mr. Enzor as its President. In connection with Mr. Enzor’s appointment as President, his salary under his Employment Agreement dated November 3, 2004 was increased to $285,000 from $250,000 per annum and he became eligible to receive an annual cash bonus up to 60% of his base salary, rather than 45%, beginning with the 2006 fiscal year. The other terms and conditions of Mr. Enzor’s existing employment agreement remain in effect. Mr. Enzor was also granted stock options covering 25,000 shares of common stock of the Company at an exercise price equal to $6.68, the closing price of the Company’s common stock on NASDAQ Stock Market on November 9, 2005, which vest ratably over four years.

On June 14, 2007, Mr. Enzor assumed the role of Chief Executive Officer from Mr. Detter. Mr. Enzor continues to serve as President. In connection with Mr. Enzor’s appointment as Chief Executive Officer, his base salary was increased from $293,550 to $350,000 per annum and to change his annual cash bonus eligibility to up to 80% of his base salary, rather than 60%. Mr. Enzor will also be entitled to receive his base salary for two years, instead of one year and to continue medical and other benefits if his employment is terminated without cause or if he resigns for good reason. The other terms and conditions of Mr. Enzor’s existing employment agreement remain in effect. Mr. Enzor was also granted 40,000 shares of restricted stock.

Timothy B. Page.  On November 4, 2004, QDI entered into an employment agreement with Timothy B. Page to perform the duties of Senior Vice President and Chief Financial Officer with a base salary of $240,000. The employment agreement became effective as of December 1, 2004. The agreement includes an incentive bonus of up to 35% of his annual salary based upon pre-determined performance standards subject to the discretion of the QDI Board of Directors. The agreement provides for employment at will. Mr. Page was granted options covering 150,000 shares of QDI stock at a per share exercise price of $7.91 per share, which was the closing price on the NASDAQ Stock Market on December 1, 2004. Pursuant to his employment agreement, Mr. Page was granted $35,000 in value of restricted shares (based on the closing price) in 2004, 2005, 2006 and 2007. In addition, on each subsequent anniversary of Mr. Page’s employment (through 2009), he will be granted

$35,000 worth of restricted stock at the then fair market value per share. The options and the grants of restricted stock vest in equal annual installments over four years.

Virgil T. Leslie.  On June 3, 2004, QDI entered into an amended employment agreement with Virgil T. Leslie to perform the duties of Executive Vice President – Sales of QDI with a base salary of $210,000 per annum. The agreement included an incentive bonus of up to 30% of his annual salary based upon pre-determined performance standards subject to the discretion of our Board of Directors. The employment agreement, as amended, provides for a two-year term, with an automatic one-year extension on each anniversary date, unless the Company or Mr. Leslie gives notice that the term will not be so extended.

Dennis R. Copeland.  On June 23, 1998, Mr. Copeland entered into an employment agreement with QDI in connection with the acquisition of CLC. Under his employment agreement, Mr. Copeland was initially entitled to receive a base salary of $145,000. Mr. Copeland’s agreement includes an incentive bonus of up to 30% of his annual salary based upon pre-determined performance standards subject to the discretion of the QDI Board of Directors. The agreement provides for employment at will.

Jonathan C. Gold.  On April 1, 2007, QDI entered into an employment agreement with Jonathan C. Gold to perform duties of Senior Vice President, General Counsel and Secretary with a base salary of $200,000. The agreement includes an incentive bonus of up to 30% of his annual salary based upon pre-determined performance standards subject to the discretion of the QDI Board of Directors. The agreement provides for employment at will. Mr. Gold was granted options covering 20,000 shares of QDI stock at a per share exercise price of $8.65 per share, which was the closing price on the NASDAQ Stock Market on March 30, 2007. The options vest in equal annual installments over four years.

Gerald L. Detter.  QDI entered into an employment agreement with Gerald L. Detter dated June 5, 2005, to perform the duties of President and Chief Executive Officer. The employment agreement provided for a three-year term with an automatic extension on each anniversary date, unless Mr. Detter or QDI gave notice that the term would not be so extended. Mr. Detter resigned as our Chief Executive Officer. At that time Mr. Detter entered into a letter agreement with the Company, pursuant to which he agreed to serve as an advisor to the Company through July 13, 2007 for a salary of $10,000. Pursuant to the letter agreement, Mr. Detter also received 7,050 shares of restricted stock granted to Mr. Detter on July 13, 2007. Vesting of these restricted stock shares is contingent upon his future service as a director. Following his retirement on July 13, 2007, Mr. Detter was appointed as the Chairman of the Board, for which he receives annual fees equal to $90,000.

Under his employment agreement, Mr. Detter was entitled to receive a base salary of $450,000 per year (comprised of $400,000 in cash and $50,000 in stock units). Mr. Detter received a salary of $200,000 in cash in 2007 prior to his resignation on June 14. Mr. Detter received the other normal benefits accorded employees or executive officers of the Company plus a car allowance.

Upon execution of his employment agreement, Mr. Detter was granted stock units covering 300,000 shares of the Company's common stock and the first annual Stock Unit base salary grant of 6,535 units valued at $50,000 based on the closing price of the Company's common stock on the NASDAQ Stock Market on June 3, 2005, of $7.65. Mr. Detter also received 3,858 stock units on June 3, 2006. The 300,000 share Stock Unit grant fully vested on December 31, 2006. Each annual grant vested 14.2% on December 31 of the year in which such annual grant is made and 28.6% on December 31 of each successive year until fully vested. Pursuant to the letter agreement, Mr. Detter forfeited 3,311 unvested stock units upon his resignation as an employee on July 13, 2007.

In addition, upon execution of his employment agreement, Mr. Detter was granted options covering 250,000 shares of the Company's common stock at an exercise price $7.65, which was equal to the closing price of the Company's common stock on the NASDAQ Stock Market on June 3, 2005. The options vest ratably over three and a half years provided that Mr. Detter continues to serve as an officer or director of the Company.

Each of these employment agreements provides for severance if the employment of the executive is terminated without cause or if the executive resigns for good reason. These benefits are discussed in greater detail above.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table provides information on the current holdings of stock options and stock awards by the named executives. This table includes unexercised and unvested option awards and unvested stock awards.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Stock Unit or Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That have not Vested ($) (3)
Gary R. Enzor	150,000	50,000	5.15	11/3/2014
	12,500	12,500	6.68	11/9/2015
		21,400	13.06	1/3/2017
					11/3/2004	2,428	10,780
					12/13/2005	3,597	15,971
					12/13/2006	2,690	11,944
					6/14/2007	40,000	177,600
					12/13/2007	10,570	46,931
Timothy B. Page	112,500	37,500	7.91	12/1/2014
	3,750	11,250	7.94	1/3/2016
		15,600	13.06	1/3/2017
					12/1/2004	1,107	4,915
					12/1/2005	2,883	12,801
					12/1/2006	1,943	8,627
					12/1/2007	7,291	32,372
Virgil T. Leslie	170,000		17.00	11/5/2013
	28,500		8.45	12/31/2014
	8,750	26,250	7.94	1/3/2016
		14,300	13.06	1/3/2017
					11/5/2003	1,118	4,964
					12/31/2004	799	3,548
Dennis R. Copeland	85,000		17.00	11/5/2013
	17,100		8.45	12/31/2014
	8,750	26,250	7.94	1/3/2016
		12,500	13.06	1/3/2017
					11/5/2003	671	2,979
					12/31/2004	799	3,548
Jonathan C. Gold	15,000		8.74	1/31/2015
	1,250	3,750	7.94	1/3/2016
		7,300	13.06	1/3/2017
		20,000	8.65	3/30/2017
Gerald L. Detter	178,572	71,428	7.65	1/3/2015
					7/13/2007	7,050	31,302

(1)	Mr. Enzor’s unvested options expiring:

November 3, 2014 vest on of November 3, 2008.

November 9, 2015 vest 50% on each November 9 beginning November 9, 2008.

January 3, 2007 vest 50% each on January 3, 2010 and 2011.

Mr. Page’s unvested options expiring:

December 1, 2014 vest on December 1, 2008.

January 1, 2016 vest 33.3% on each January 3 beginning January 3, 2008.

January 1, 2017 vest 50% each on January 3, 2010 and 2011.

Mr. Leslie’s unvested options expiring:

January 1, 2016 vest 33.3% on each January 3 beginning January 3, 2008.

January 1, 2017 vest 50% each on January 3, 2010 and 2011.

Mr. Copeland’s unvested options expiring:

January 3, 2016 vest 33.3% on each January 3 beginning January 3, 2008.

January 3, 2017 vest 50% each on January 3, 2010 and 2011.

Mr. Gold’s unvested options expiring:

January 3, 2016 vest 33.3% on each January 3 beginning January 3, 2008.

January 3, 2017 vest 50% each on January 3, 2010 and 2011.

March 30, 2017 vest 25% on each March 30 beginning March 30, 2008.

Mr. Detter’s unvested options vest on December 31, 2008.

(2)	Mr. Enzor’s unvested shares of restricted stock vest as follows:

Awarded November 2004 – vest on December 31, 2008.

Awarded December 2005 – 50% on December 31, 2008 and 2009.

Awarded December 2006 – 33.3% on December 31, 2008, 2009 and 2010.

Awarded June 2007 – 25% on June 14, 2008, 2009, 2010 and 2011.

Awarded December 2007 – 25% on December 13, 2008, 2009, 2010 and 2011.

Mr. Page’s unvested shares of restricted stock vest as follows:

Awarded December 2004 – vest on December 31, 2008.

Awarded December 2005 – 50% on December 31, 2008 and 2009.

Awarded December 2006 – 33.3% on December 31, 2008, 2009 and 2010.

December 2007 – 25% on December 1, 2008, 2009, 2010 and 2011.

Mr. Leslie’s unvested shares of restricted stock vest as follows:

Awarded December 2003 – vest on December 31, 2008.

Awarded December 2004 – vest on December 31, 2008.

Mr. Copeland’s unvested shares of restricted stock vest as follows:

Awarded December 2003 – vest on December 31, 2008.

Awarded December 2004 – vest on December 31, 2008.

Mr. Detter’s unvested shares of restricted stock vest as follows:

Awarded July 2007 – 33.3% on December 31, 2008, 2009 and 2010.

(3)	Market value was determined by multiplying the number of shares or units set forth in the preceding column by $4.44, the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2007, the last trading day of the year.

Option Exercises and Stock Vested During Fiscal Year-End 2007

The following table provides information on vesting during 2007 of Named Executive Officers’ restricted stock and stock units, but not options. No information is presented for option exercises because no Named Executive Officer exercised options during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Gary R. Enzor	—	—	5,122	22,742
Timothy B. Page	—	—	3,195	14,186
Virgil T. Leslie	—	—	1,917	8,511
Dennis R. Copeland	—	—	1,470	6,527
Jonathan C. Gold	—	—	—	—
Gerald L. Detter	—	—	—	—

(1)	Stock awards for all recipients were restricted stock and shares of restricted stock became freely tradable upon vesting.
(2)	All identified stock awards vested in December 2007. Value realized on vesting was determined by multiplying the number of shares or units set forth in the preceding column by $4.44, the closing price of our common stock as reported on the NASDAQ Global Market on December 31, 2007, the last trading day of the year.

Pension Benefits

The following table provides information on pension benefits of Mr. Copeland during 2007. No other Named Executive Officers participate in the pension plan.

Name	Plan Name(1)	Number of Years of Credited Service(2)	Present Value of Accumulated Benefit ($)	Payments During 2007
Gary R. Enzor	—	—	—	—
Timothy B. Page	—	—	—	—
Virgil T. Leslie	—	—	—	—
Dennis R. Copeland	Revised Retirement Plan for Employees of Chemical Leaman Corporation and Affiliated Corporations	10.26	130,792	—
Jonathan C. Gold	—	—	—	—
Gerald L. Detter	—	—	—	—

(1)	The Revised Retirement Plan for Employees of Chemical Leaman Corporation and Affiliated Corporations (the “Pension Plan”) is a noncontributory defined benefit plan covering noncollective bargaining employees from Chemical Leaman Corporation and affiliated corporations (“CLC”). QDI assumed the Pension Plan in connection with its acquisition of CLC in 1998. Employees with five or more years of credited service are entitled to receive monthly benefits beginning at normal retirement age (65), equal to 1.25% of their average earnings multiplied by their years of benefit accrual not to exceed 40 years. Pension benefits are adjusted to reflect increases in cost of living and spousal elections. The Pension Plan permits early retirement at age 55 with five years of service with reduced benefits. Upon termination of employment with five or more years of credited service, the retirement benefit is fully vested with payments being deferred until retirement date. Employees become 100% vested in the Pension Plan benefits after completion of five years of credited service. The assumptions used in determining the present value of the accumulated benefit consisted of a discount rate of 6.25% and retirement payments for 18 years beginning at attained age 65.
(2)	The years of credited service represent the service accumulated to the benefit accrual freeze date of June 30, 1999. No additional service has been, or is expected to be, accrued after that date.

Nonqualified Deferred Compensation

The following table provides information on deferred compensation of Mr. Copeland during 2007. No other Named Executive Officers participated in the deferred compensation plan.

Name	Executive Contributions in 2007 ($)(1)		Registrant Contributions in 2007 ($)	Aggregate Earnings in 2007 ($)		Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2007 ($)
Gary R. Enzor	—		—	—		—	—
Timothy B. Page	—		—	—		—	—
Virgil T. Leslie	—		—	—		—	—
Dennis R. Copeland	12,404	(2)	—	12,013	(3)	—	119,061	(4)
Jonathan C. Gold	—		—	—		—	—
Gerald L. Detter	—		—	—		—	—

(1)	Under the Key Employee Deferred Compensation Plan participants may defer payment of such portion of their base salary or cash bonus and there is no numeric limit. Amounts deferred are reflected by us as bookkeeping accounts in the name of each participant. The plan is an unfunded, unsecured and nonqualified deferred compensation arrangement. We may credit the account of any participant with additional contributions in our discretion, which amounts vest over four years. No such contributions were made in 2007. The interest rate paid under the Key Employee Deferred Compensation Plan for 2007 for senior executives was 12% for senior executives. The distribution of a participant’s vested interest amount is paid following the earlier of (a) his severance from the company; (b) the later of the date the participant attains age 65 or completes ten years of participation in the plan; or (c) upon a participant’s death.
(2)	Contributions of $12,404 by Mr. Copeland were reported as salary in Summary Compensation Table for 2007
(3)	Amount includes $6,958 of above-market earnings reported for Mr. Copeland in 2007 in the Summary Compensation Table.
(4)	Amount includes $17,919 reported as salary and $5,532 reported as above-market earnings on deferred compensation for Mr. Copeland in 2006 in the Summary Compensation Table.

Director Compensation Table for Fiscal Year-Ended 2007

Our directors receive an annual cash retainer of $30,000 and an annual award of restricted stock of $30,000 in value, except for Mr. Detter, who is compensated as described below.

The restricted stock vests over four years if the individual remains a director. Mr. Detter receives an annual fee of $90,000 for his service as the Chairman of the Board. All of our directors, except for Mr. Detter, receive $1,000 per Board of Directors’ meeting attended and $1,000 per committee meeting attended. The chairman of each committee receives $2,000 per committee meeting. Non-employee directors are not entitled to retirement benefits, incentive compensation or perquisites. All directors are reimbursed for their out-of-pocket expenses for meeting attendance. The following table sets forth total compensation to our directors for the year ended December 31, 2007:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Total ($)
Marc E. Becker(4)(15)	—	—	—	—
Robert H. Falk(5)(15)	—	—	30,434	30,434
Robert E. Gadomski(6)	51,000	14,938	30,434	96,372
Richard B. Marchese(7)	42,000	22,437	12,904	77,341
Thomas R. Miklich(8)	51,000	14,938	30,434	96,372
Donald C. Orris(9)	40,000	22,437	—	62,437
Eric L. Press(10)(15)	—	—	—	—
M. Ali Rashid(11)(15)	—	—	30,434	30,434
Alan H. Schumacher(12)	67,000	22,437	—	89,437
John J. Suydam(13)(15)	—	—	—	—
Thomas M. White(14)(15)	—	—	—	—

(1)	Because Mr. Detter was a Named Executive Officer in 2007, his compensation is reflected under the Summary Compensation Table and related tables.
(2)	Stock Awards amounts are the compensation expense recognized for restricted stock awards. All restricted stock was granted pursuant to the 2003 Restricted Stock Incentive Plan. We are recognizing compensation expense for the restricted stock grant awards pursuant to SFAS 123(R). The assumptions used in determining the compensation under SFAS 123(R) can be found in Footnote 16 to the financial statements included in our Annual Report on Form 10-K.
(3)	Option Awards amounts are compensation expense recognized for option awards. We are recognizing compensation expense for the option awards pursuant to SFAS 123(R). The assumptions used in determining the compensation under SFAS 123(R) can be found in Footnote 16 to the financial statements included in our Annual Report on Form 10-K.
(4)	During 2007, Mr. Becker received no grants of restricted stock or options. As of December 31, 2007, Mr. Becker held no shares of restricted stock and 20,000 options to purchase common stock, all of which are exercisable.
(5)	During 2007, Mr. Falk received no grants of restricted stock or options. As of December 31, 2007, Mr. Falk held 15,000 options to purchase common stock of which 11,250 are unexercisable and no shares of restricted stock.
(6)	During 2007, Mr. Gadomski received a grant of 2,297 shares of restricted stock with a grant date fair value of $30,000. As of December 31, 2007, Mr. Gadomski held 5,131 shares of unvested restricted stock and 15,000 options to purchase common stock of which 11,250 are unexercisable.
(7)	During 2007, Mr. Marchese received a grant of 2,297 shares of restricted stock with a grant date fair value of $30,000. As of December 31, 2007, Mr. Marchese held 6,879 shares of unvested restricted stock and 35,000 exercisable options to purchase common stock.
(8)	During 2007, Mr. Miklich received a grant of 2,297 shares of restricted stock with a grant date fair value of $30,000. As of December 31, 2007, Mr. Miklich held 5,131 shares of unvested restricted stock and 15,000 options to purchase common stock of which 11,250 are unexercisable.
(9)	During 2007, Mr. Orris received a grant of 2,297 shares of restricted stock with a grant date fair value of $30,000. As of December 31, 2007, Mr. Orris held 6,879 shares of unvested restricted stock and 20,000 exercisable options to purchase common stock.
(10)	During 2007, Mr. Press received no grants of restricted stock or options. As of December 31, 2007, Mr. Press held no shares of restricted stock and 10,000 options to purchase common stock, all of which are exercisable.
(11)	During 2007, Mr. Rashid received no grants of restricted stock or options. As of December 31, 2007, Mr. Rashid held no shares of restricted stock and 15,000 options to purchase common stock, of which 11,250 are unexercisable.

(12)	During 2007, Mr. Schumacher received a grant of 2,297 shares of restricted stock with a grant date fair value of $30,000. As of December 31, 2007, Mr. Schumacher held 6,879 shares of unvested restricted stock and 10,000 exercisable options to purchase common stock.
(13)	As of December 31, 2007, Mr. Suydam held no restricted shares or options.
(14)	As of December 31, 2007, Mr. White held no restricted shares or options.
(15)	In 2007, consistent with past practice, directors affiliated with Apollo waived their annual retainer and grant of restricted shares. We do not expect the waiver to apply in 2008.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Mr. Becker, Mr. Rashid and Mr. Schumacher. None of the members is or has been an officer or employee of QDI. There are not currently any compensation committee interlocks between us and other entities involving our executive officers and Board members who serve as executive officers or Board members of such other entities.

Apollo, through its control of a majority of the common stock of QDI, has the power to control QDI’s affairs and policies, including the election of QDI’s directors and the appointment of QDI’s management.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Two of our customers (Hexion Specialty Chemicals and Momentive Performance Materials) are controlled by Apollo. Revenue from these two customers was $15.9 million, $10.8 million and $5.5 million in 2007, 2006 and 2005, respectively. All pricing with the companies controlled by Apollo were based on market rates, including such factors as total expected revenue to be generated by the customer, number of loads to be hauled and the number of miles to be driven.

Company Policy Regarding Transactions with Related Persons

Quality Distribution has a written Code of Conduct for its executive officers, directors and employees. While the Board of Directors is ultimately responsible for the implementation of the Code, the Audit Committee and the Senior Vice President–Administration have been designated to administer the Code. Quality Distribution’s Code seeks the avoidance of not only actual, but also potential and apparent conflicts of interest, and it requires the disclosure of relevant facts not only from persons with a potential conflict of interest, but also others that learn of the potential conflict of interest. Persons reporting suspected violations in good faith are assured that they will not be subject to retaliation of any kind.

The Code of Conduct establishes principles of conduct in lieu of rigorous procedures. However, the Chairperson of the Audit Committee is responsible for administering the Code with respect to directors and executive officers. Transactions with related parties that are reportable in this Proxy Statement fall within the ambit of Quality Distribution’s Code of Conduct and require written approval. In addition, they and other conflicts of interest are required to be fully disclosed and considered prior to their resolution.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of the Company’s common stock to file with the SEC reports regarding their ownership and changes in ownership of our securities. The Company is not aware that, during 2007, any of its directors, executive officers and 10% shareholders failed to timely file any reports required to be filed by Section 16(a) of the Exchange Act. In making these statements, the Company has relied upon examination of the copies of Forms 3, 4, and 5, and amendments thereto, provided to the Company and the written representations of its directors, executive officers and 10% shareholders.

NOTICE OF SHAREHOLDER PROPOSALS

Shareholders who wish to include a proposal in our proxy statement and proxy card relating to the 2009 annual meeting should deliver a written copy of their proposal to our principal executive offices no later than December 15, 2008 (which is 120 calendar days before the anniversary of the date of this proxy statement).

Proposals must comply with the SEC proxy rules relating to shareholder proposals in order to be included in our proxy materials. If the date of next year’s annual meeting is moved more than 30 days before or after May 15, 2009 (which is the anniversary of this year’s annual meeting) we must receive notice of the shareholder proposal within a reasonable time before we begin to print and mail our proxy materials. All shareholder proposals should be sent to 4041 Park Oaks Boulevard, Suite 200, Tampa, Florida, 33610, Attention: Jonathan C. Gold, Corporate Secretary.

OTHER MATTERS

As of the date of this proxy statement, our Board does not anticipate that other matters will be brought before the annual meeting. If, however, other matters are properly brought before the annual meeting, the persons appointed as proxies will have the discretion to vote or act thereon according to their best judgment.

Holders of common stock are requested to complete, sign, and date the accompanying proxy card and promptly return it to our transfer agent in the enclosed addressed, postage paid envelope.

By Order of the Board of Directors

Gary R. Enzor

President and Chief Executive Officer

Dated: April 15, 2008

QUALITY DISTRIBUTION, INC.

4041 Park Oaks Boulevard, Suite 200

Tampa, Florida 33610

ANNUAL MEETING OF SHAREHOLDERS – May 15, 2008

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Quality Distribution, Inc. (the “Company”) hereby appoints Gary R. Enzor and Timothy B. Page, and each of them, as true and lawful proxies with full power of substitution for the undersigned and in the undersigned’s name, place and stead, to represent and vote, as designated below, all of the common stock of the Company held of record by the undersigned on April 7, 2008, at the Annual Meeting of Shareholders to be held at the Marriott Marquis Hotel, located at 1535 Broadway, New York, New York 10036, at 11:00 a.m., Eastern Time, on Thursday, May 15, 2008 or any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including all matters described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement, dated April 15, 2008, subject to any directions noted on the reverse side of this card. If any nominee for director should be unavailable for election as a result of an unexpected occurrence, the foregoing proxies will vote for election of a substitute nominee proposed by the Board of Directors.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, the proxy will be voted FOR ALL nominees in Proposal 1 and FOR Proposal 2. Should any other matter requiring a vote of the shareholders arise, the proxies named above are authorized to vote in accordance with their best judgment in the interest of the Company. The tabulator cannot vote your shares unless you sign and return this card.

(IMPORTANT: Please sign and date on reverse)

QUALITY DISTRIBUTION, INC.

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES.

1.	Election of Directors:
Marc E. Becker
Gary R. Enzor
Richard B. Marchese
Thomas R. Miklich
Stanly Parker, Jr.
M. Ali Rashid
Alan H. Schumacher
Thomas M. White

	• For All	[ ]
	• Withhold All	[ ]
	• For All Except	[ ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, write the name(s) of such nominee(s) below.)

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTANT.

2.	Ratification of the Appointment of PricewaterhouseCoopers, LLP as the Independent Registered Certified Public Accountants for the year ending December 31, 2008:

	• For	[ ]
	• Against	[ ]
	• Abstain	[ ]

3.    In their discretion, the proxies are authorized to vote upon such other business as may properly come before the

       Annual Meeting of Shareholders.

Date:

Signature(s)

Please sign exactly as your name appears on your stock certificate. Joint owners should each sign individually. A corporation should sign the full corporate name by a duly authorized officer and affix the corporate seal. A partnership should sign the full partnership name by a duly authorized person. When signing as an attorney, executor, administrator or guardian, please give full title as such.

YOUR VOTE IS IMPORTANT!

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY

USING THE ENCLOSED ENVELOPE.